MGP INGREDIENTS REPORTS THIRD QUARTER 2025 RESULTS
Solid third quarter results; Raises full-year adjusted EBITDA and EPS outlook

ATCHISON, Kan., October 29, 2025 - MGP Ingredients, Inc. (Nasdaq: MGPI), a leading provider of branded and distilled spirits and food ingredient solutions, today reported results for the third quarter ended September 30, 2025.

“Our third quarter results demonstrate the resilience of our business and our team’s ability to continue to deliver against our key initiatives amid ongoing industry headwinds,” said Julie Francis, president and CEO. “Our premium plus brands again delivered solid growth and our brown goods decline came in slightly better than anticipated. In our Ingredient Solutions segment, operational execution was below expectations, and we are taking decisive actions to address those challenges. These efforts, along with the continued focus and commitment of our team, supported solid third quarter results, and we believe they position MGP for sustained long-term value creation.”

She added, “Given our year-to-date performance, we are updating our full year adjusted EBITDA and adjusted EPS guidance to a range of $110 million to $115 million and $2.60 to $2.75, respectively, and tightening our full-year sales guidance to a range of $525 million to $535 million.”

2025 third quarter financial highlights compared to 2024 third quarter:
•Consolidated sales decreased 19% to $130.9 million.
•Consolidated gross profit decreased 25% to $49.4 million. Gross margin decreased by 300 basis points to 37.8%.
•Net income decreased 35% to $15.4 million. On an adjusted basis, net income decreased 36% to $18.5 million. Basic earnings per common share (“EPS”) decreased to $0.71 per share from $1.07 per share. Adjusted basic EPS decreased 34% to $0.85 per share.
•Adjusted EBITDA decreased 29% to $32.3 million.
•Year-to-date operating cash flows increased 26% to $92.5 million compared to the prior-year period as we continue to prioritize strong cash generation by managing our working capital, including barrel inventory put-away.
•Year-to-date capital expenditures declined 42% to $25.4 million compared to the year-ago period.
•Net debt leverage ratio stands at approximately 1.8x as of September 30, 2025.

Consolidated Results
Third quarter 2025 consolidated sales decreased by 19% compared to the prior-year period primarily due to the expected declines in our brown goods sales. The lower brown goods volume also pressured profitability, leading to a 25% decline in third quarter consolidated gross profit. Operating income decreased to $21.0 million primarily due to lower gross profit. Adjusted operating income decreased to $25.0 million reflecting lower gross profit.

Third quarter advertising and promotion expenses decreased 31% to $6.7 million as we continued to realign our spend behind our most attractive growth opportunities. Branded Spirits advertising and promotion spend of $6.3 million was approximately 10% of Branded Spirits segment sales in the third quarter.

Branded Spirits
Branded Spirits segment sales decreased 3% to $60.7 million compared to the prior-year quarter. Our premium plus sales increased by 3% delivering another quarter of solid growth, as our targeted focus on our most attractive growth opportunities continues to take hold. Within this portfolio, Penelope Bourbon maintained its strong growth trajectory with another quarter of best-in-class growth among top selling premium plus American whiskey brands. As expected, sales of our mid and value priced portfolios, combined, declined by 7% due to lower volumes of certain cordial and tequila brands. Branded Spirits gross margin increased by 120 basis points to 53.0%, while gross profit moderated slightly to $32.2 million.

Distilling Solutions
Distilling Solutions segment sales decreased by 43% to $40.9 million compared to the prior-year quarter, as customer demand for brown goods remained constrained amid elevated industry-wide barrel inventories. Segment profitability also declined, with gross profit down 50% to $14.2 million, or 34.7% of segment sales.

As anticipated, several of our large strategic customers completed their existing contracts and expressed the need to temporarily pause their near-term whiskey purchases as they rebalance their inventories. Our teams remain closely engaged with these customers to align on their future brown goods needs, new product innovation, and opportunities in adjacent categories.

Ingredient Solutions
Ingredient Solutions segment sales increased by 9% to $29.3 million compared to the prior-year quarter, primarily driven by higher sales of both specialty and commodity wheat proteins as the conversion of new domestic customers continued during the quarter.

Segment gross profit decreased to $3.0 million, or 10.3% of segment sales, as the benefit of higher sales volumes was offset by higher waste starch disposal costs, elevated costs related to the commercialization of a new large textured protein customer, and operating inefficiencies resulting from the unanticipated outage of a key piece of equipment. We remain focused on improving operational consistency through continued investment in our Atchison facility designed to enhance manufacturing reliability and mitigate disposal costs.

2025 Financial Outlook
MGP provided updated consolidated guidance for fiscal 2025:

	Revised Fiscal 2025 Guidance	Previous Fiscal 2025 Guidance
Sales	$525 to $535 million	$520 to $540 million
Adjusted EBITDA	$110 to $115 million	$105 to $115 million
Adjusted basic EPS	$2.60 to $2.75	$2.45 to $2.75
Effective tax rate	~25%	~25%
Basic weighted average shares outstanding	~ 21.4 million	~ 21.4 million
Capital expenditures	~ $32.5 million	~ $32.5 million

Conference Call and Webcast Information
MGP Ingredients will host a conference call today, October 29, 2025, at 10 a.m. ET to discuss these results and current business trends. Investors can dial 844-308-6398 or 412-717-9605 (international) to listen to the live call. A live webcast will be available at the “News and Events” section of the company’s Investor Relations website at ir.mgpingredients.com/news-events. A replay of the conference call will be available on the company’s website.

About MGP Ingredients, Inc.
MGP Ingredients Inc. (Nasdaq: MGPI) has been formulating excellence since 1941 by bringing product ideas to life across the alcoholic beverage and specialty ingredient industries through three segments: Branded Spirits, Distilling Solutions, and Ingredient Solutions. MGPI is one of the leading spirits distillers with an award-winning portfolio of premium brands including Penelope, Rebel, Remus, and Yellowstone bourbons and El Mayor tequila, under the Luxco umbrella. With distilleries in Indiana and Kentucky; a tequila distillery in Arandas, Mexico; and bottling operations in Missouri, Ohio, and Northern Ireland, the company creates distilled spirits for customers including many world-renowned spirits brands. In addition, the company’s high-quality specialty fiber, protein, and starch ingredients provide functional, nutritional, and sensory solutions for a wide range of food products. To learn more visit MGPIngredients.com.

Cautionary Note Regarding Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements about the ability of MGP Ingredients, Inc. (the “Company” or “MGP”) to address operational execution, position the Company for value creation, improve consistency, enhance reliability, and mitigate costs; and the Company’s 2025 outlook, including its expectations for sales, adjusted EBITDA, adjusted basic EPS, tax rate, shares outstanding, and capital expenditures. Forward looking statements are usually identified by or are associated with words such as “intend,” “plan,” “believe,” “estimate,” “expect,” “anticipate,” “project,” “forecast,” “hopeful,” “should,” “may,” “will,” “could,” “encouraged,” “opportunities,” “potential,” and similar terminology. These forward-looking statements reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance, Company financial results, and Company financial condition and are not guarantees of future performance.

All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ materially from our expectations include without limitation any effects of changes in consumer preferences and purchases and our ability to anticipate or react to those changes; our ability to compete effectively and any effects of industry dynamics and market conditions; damage to our reputation or that of any of our key customers or their brands; failure to introduce successful new brands and products or have effective marketing or advertising; changes in public opinion about alcohol or our products; our reliance on our distributors to distribute our branded spirits; our reliance on fewer, more profitable customer relationships; interruptions in our operations or a catastrophic event at our facilities; decisions concerning the quantity of maturing stock of our aged distillate; any inability to successfully complete our capital projects or fund capital expenditures or any warehouse expansion issues; our reliance on a limited number of suppliers; work disruptions or stoppages; climate change and measures to address climate change; regulation and taxation and compliance with existing or future laws and regulations; tariffs, trade relations, and trade policies; excise taxes, incentives and customs duties; our ability to protect our intellectual property rights and defend against alleged intellectual property rights infringement claims; failure to secure and maintain listings in control states; labeling or warning requirements or limitations on the availability of our products; product recalls or other product liability claims; anti-corruption laws, trade sanctions, and restrictions; litigation or legal proceedings; limited rights of common stockholders and anti-takeover provisions in our governing documents; the impact of issuing shares of our common stock; higher costs or the unavailability and cost of raw materials, product ingredients, energy resources, or labor; failure of our information technology systems, networks, processes, associated sites, or service providers; acquisitions and potential future acquisitions; interest rate increases; reliance on key personnel; commercial, political, and financial risks; covenants and other provisions in our credit arrangements; pandemics or other health crises; ability to pay any dividends and make any share repurchases; and the effectiveness or execution of our strategic plan. For further information on these risks and uncertainties and other factors that could affect the Company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2025, as well as the Company’s other SEC filings. The Company undertakes no obligation to update any forward-looking statements or information in this press release, except as required by law.

Non-GAAP Financial Measures
In addition to reporting financial information in accordance with U.S. GAAP, the Company provides certain non-GAAP financial measures that are not in accordance with, or alternatives for, GAAP. In addition to the comparable GAAP measures, the Company has disclosed adjusted selling, general, and administrative expenses (“SG&A”), adjusted operating income, adjusted income before income taxes, adjusted net income, adjusted MGP earnings, adjusted EBITDA, net debt, net debt leverage ratio, and adjusted basic and diluted EPS, as well as guidance for adjusted EBITDA and adjusted basic EPS. The presentation of these non-GAAP financial measures should be reviewed in conjunction with SG&A, operating income, income before income taxes, net income, net income used in earnings per common share calculation, debt, and basic and diluted EPS computed in accordance with U.S. GAAP and should not be considered a substitute for the GAAP measure. We believe that the non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. In addition, management uses these non-GAAP measures in conjunction with GAAP measures when evaluating the Company’s operating results compared to prior periods on a consistent basis, assessing financial trends, and for forecasting purposes. Non-GAAP financial measures may not provide information that is directly comparable to other companies, even if similar terms are used to identify such measures. The attached schedules provide a full reconciliation of historical non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure. Full year 2025 guidance measures of adjusted EBITDA and adjusted basic EPS are provided on a non-GAAP basis without a reconciliation to the most directly comparable GAAP measures because the Company is unable to predict with a reasonable degree of certainty certain items contained in the GAAP measures without unreasonable efforts. Such items include without limitation, acquisition related expenses, restructuring and related expenses, and other items not reflective of the Company's ongoing operations.

For More Information
Investors:
Amit Sharma, amit.sharma@mgpingredients.com

Media:
Patrick Barry, 314.540.3865, patrick@byrnepr.net

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in thousands, except share and per share amounts)

	Quarter Ended September 30,		Year to Date Ended September 30,
	2025	2024	2025	2024
Sales	$130,912	$161,461	$398,059	$522,829
Cost of sales	81,479	95,646	246,909	310,987
Gross profit	49,433	65,815	151,150	211,842

Advertising and promotion expenses	6,691	9,647	21,776	29,995
Selling, general, and administrative expenses	18,926	17,204	63,287	60,942
Impairment of long-lived assets and other	—	—	—	137
Change in fair value of contingent consideration	2,800	6,400	25,500	15,900
Operating income	21,016	32,564	40,587	104,868

Interest expense, net	(1,739)	(2,174)	(5,490)	(6,398)
Other income, net	428	1,026	957	1,917
Income before income taxes	19,705	31,416	36,054	100,387

Income tax expense	4,276	7,554	9,255	23,924
Net income	15,429	23,862	26,799	76,463

Net loss (income) attributable to noncontrolling interest	(7)	43	25	162
Net income attributable to MGP Ingredients, Inc.	15,422	23,905	26,824	76,625

Income attributable to participating securities	(190)	(257)	(322)	(828)
Net income used in earnings per common share calculation	$15,232	$23,648	$26,502	$75,797

Weighted average common shares
Basic	21,373,300	22,069,885	21,359,051	22,110,315
Diluted	21,373,300	22,069,885	21,359,051	22,110,315

Earnings per common share
Basic	$0.71	$1.07	$1.24	$3.43
Diluted	$0.71	$1.07	$1.24	$3.43

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in thousands)

	September 30, 2025	December 31, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$13,447	$25,273
Receivables, net	106,668	148,488
Inventory	384,523	364,944
Prepaid expenses	4,130	3,983
Refundable income taxes	2,006	3,448
Total current assets	510,774	546,136

Property, plant, and equipment	588,443	562,714
Less accumulated depreciation and amortization	(261,462)	(246,042)
Property, plant, and equipment, net	326,981	316,672
Operating lease right-of-use assets, net	14,849	15,540
Investment in joint venture	7,894	7,024
Intangible assets, net	266,010	268,451
Goodwill	247,789	247,789
Other assets	2,736	4,173
TOTAL ASSETS	$1,377,033	$1,405,785

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$6,400	$6,400
Accounts payable	42,695	66,336
Contingent consideration, current	110,800	—
Federal and state excise taxes payable	2,452	5,358
Accrued expenses and other	21,584	14,356
Total current liabilities	183,931	92,450

Long-term debt, less current maturities	66,220	121,277
Convertible senior notes	196,103	195,864
Long-term operating lease liabilities	11,483	11,940
Contingent consideration	—	85,300
Other noncurrent liabilities	2,352	2,981
Deferred income taxes	63,405	63,430
Total liabilities	523,494	573,242
Total equity	853,539	832,543
TOTAL LIABILITIES AND TOTAL EQUITY	$1,377,033	$1,405,785

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Year to Date Ended September 30,
	2025	2024
Cash Flows from Operating Activities
Net income	$26,799	$76,463
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,824	16,298
Share-based compensation	3,320	2,748
Equity method investment gain	(869)	(1,446)
Deferred income taxes, including change in valuation allowance	(25)	(1,084)
Change in fair value of contingent consideration	25,500	15,900
Other, net	594	429
Changes in operating assets and liabilities:
Receivables, net	41,699	13,979
Inventory	(19,935)	(24,979)
Prepaid expenses	(163)	(1,091)
Income taxes payable (refundable)	1,442	(2,765)
Accounts payable	(8,446)	(10,627)
Accrued expenses and other	7,689	(9,935)
Federal and state excise taxes payable	(2,906)	231
Other, net	(74)	(609)
Net cash provided by operating activities	92,449	73,512

Cash Flows from Investing Activities
Additions to property, plant, and equipment	(40,674)	(52,850)
Other, net	(14)	(276)
Net cash used in investing activities	(40,688)	(53,126)

Cash Flows from Financing Activities
Payment of dividends and dividend equivalents	(7,739)	(8,013)
Repurchase of Common Stock	(1,035)	(12,235)
Loan fees paid related to borrowings	(2,712)	—
Proceeds from long-term debt	28,000	70,000
Principal payments on long-term debt	(80,800)	(67,800)
Net cash used in financing activities	(64,286)	(18,048)

Effect of exchange rate changes on cash and cash equivalents	699	46
Increase (decrease) in cash and cash equivalents	(11,826)	2,384
Cash and cash equivalents, beginning of period	25,273	18,388
Cash and cash equivalents, end of period	$13,447	$20,772

MGP INGREDIENTS, INC.
RECONCILIATION OF SELECTED GAAP MEASURES TO ADJUSTED NON-GAAP MEASURES (UNAUDITED)
(in thousands, except per share amounts)

	Quarter Ended September 30, 2025
	SG&A	Operating Income	Income before Income Taxes	Net Income	MGP Earnings(a)	Basic and Diluted EPS
Reported GAAP Results	$18,926	$21,016	$19,705	$15,429	$15,232	$0.71
Adjusted to remove:
Fair value of contingent consideration(b)	—	2,800	2,800	2,192	2,169	0.10
Executive transition costs (c)	(1,143)	1,143	1,143	895	885	0.04
Adjusted Non-GAAP results	$17,783	$24,959	$23,648	$18,516	$18,286	$0.85

	Quarter Ended September 30, 2024
	SG&A	Operating Income	Income before Income Taxes	Net Income	MGP Earnings(a)	Basic and Diluted EPS
Reported GAAP Results	$17,204	$32,564	$31,416	$23,862	$23,648	$1.07
Adjusted to remove:
Fair value of contingent consideration(b)	—	6,400	6,400	4,864	4,864	0.22
Business acquisition costs (g)	(15)	15	15	11	11	—
Unusual items costs (h)	(34)	34	34	26	26	—
Adjusted Non-GAAP results	$17,155	$39,013	$37,865	$28,763	$28,549	$1.29

	Year to Date Ended September 30, 2025
	SG&A	Operating Income	Income before Income Taxes	Net Income	MGP Earnings(a)	Basic and Diluted EPS
Reported GAAP Results	$63,287	$40,587	$36,054	$26,799	$26,502	$1.24
Adjusted to remove:
Fair value of contingent consideration(b)	—	25,500	25,500	18,947	18,736	0.88
Executive transition costs (c)	(1,825)	1,825	1,825	1,356	1,341	0.06
Professional service fees (d)	(382)	382	382	284	281	0.01
Restructuring and other costs (e)	(613)	613	613	455	450	0.02
Adjusted Non-GAAP results	$60,467	$68,907	$64,374	$47,841	$47,310	$2.21

	Year to Date Ended September 30, 2024
	SG&A	Operating Income	Income before Income Taxes	Net Income	MGP Earnings(a)	Basic and Diluted EPS
Reported GAAP Results	$60,942	$104,868	$100,387	$76,463	$75,797	$3.43
Adjusted to remove:
Impairment of long-lived assets and other (f)	—	137	137	104	104	—
Fair value of contingent consideration(b)	—	15,900	15,900	12,116	12,116	0.55
Business acquisition costs (g)	(101)	101	101	77	77	—
Executive transition costs (c)	(1,218)	1,218	1,218	928	928	0.04
Unusual items costs (h)	(1,673)	1,673	1,673	1,275	1,275	0.06
Adjusted Non-GAAP results	$57,950	$123,897	$119,416	$90,963	$90,297	$4.08

MGP INGREDIENTS, INC.
DESCRIPTION OF NON-GAAP ITEMS

(a)MGP Earnings is defined as "Net income used in Earnings Per Common Share calculation," which accounts for the impacts of the net loss attributable to noncontrolling interest and income attributable to participating securities.

(b)Fair value of contingent consideration relates to the quarterly adjustment of the contingent consideration liability related to the acquisition of Penelope Bourbon LLC. It is included in the Condensed Consolidated Statement of Income as a component of operating income and relates to the Branded Spirits segment.

(c)The executive transition costs are included in the Condensed Consolidated Statement of Income within the selling, general, and administrative line item. The adjustment includes costs related to the transition of certain executive and board of director positions.

(d)The professional services fees are included in the Condensed Consolidated Statement of Income within the selling, general, and administrative line item. The adjustment includes costs related to professional services in conjunction with the goodwill impairment valuation.

(e)The restructuring and other costs are included in the Condensed Consolidated Statement of Income within the selling, general, and administrative line item. The adjustment includes special one-time severance costs related to the reduction in force that occurred during the period.

(f)The impairment of long-lived assets and other relates to impairments of assets as well as miscellaneous expenses in connection with the closure of the Atchison distillery. Impairment of long-lived assets and other are included in the Condensed Consolidated Statement of Income as a component of operating income and relates to the Distilling Solutions segment.

(g)Business acquisition costs are included in the Condensed Consolidated Statement of Income within the selling, general, and administrative line item and include transaction and integration costs associated with the acquisition of Penelope Bourbon LLC.

(h)The unusual items costs are included in the Condensed Consolidated of Income within the selling, general, and administrative line item. The adjustment includes professional and legal costs associated with special projects.

MGP INGREDIENTS, INC.
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA (UNAUDITED)
(in thousands)

	Quarter Ended September 30,		Year to Date Ended September 30,
	2025	2024	2025	2024
Net Income	$15,429	$23,862	$26,799	$76,463
Interest expense	1,739	2,174	5,490	6,398
Income tax expense	4,276	7,554	9,255	23,924
Depreciation and amortization	6,186	5,680	17,824	16,298
Share based compensation (a)	1,057	767	3,087	2,748
Equity method investment gain	(375)	(832)	(869)	(1,446)
Fair value of contingent consideration	2,800	6,400	25,500	15,900
Executive transition costs	1,143	—	1,825	1,218
Professional service fees	—	—	382	—
Restructuring and other costs	—	—	613	—
Impairment of long-lived assets and other	—	—	—	137
Business acquisition costs	—	15	—	101
Unusual items costs	—	34	—	1,673
Adjusted EBITDA	$32,255	$45,654	$89,906	$143,414

(a) This amount excludes share based compensation related to executive transition costs.

The non-GAAP adjusted EBITDA measure is defined as earnings before interest expense, income tax expense, depreciation and amortization, share based compensation, equity method investment gain, fair value of contingent consideration, executive transition costs, professional service fees, restructuring and other costs, impairment of long-lived assets and other, business acquisition costs, and unusual items costs.

See "Reconciliation of selected GAAP measure to adjusted non-GAAP measures" and "Description of Non-GAAP items" for further details on selected non-GAAP items.

MGP INGREDIENTS, INC.
NET DEBT LEVERAGE RATIO (UNAUDITED)
(in thousands)

	Quarter Ended December 31, 2024	Quarter Ended March 31, 2024	Quarter Ended June 30, 2025	Quarter Ended September 30, 2025	TTM(a) September 30, 2025
Net income (loss)	$(41,998)	$(3,057)	$14,427	$15,429	$(15,199)
Interest expense	2,041	1,854	1,897	1,739	7,531
Income tax expense	10,053	671	4,308	4,276	19,308
Depreciation and amortization	5,691	5,808	5,830	6,186	23,515
Share based compensation	440	742	1,288	1,057	3,527
Equity method investment gain	(381)	(257)	(237)	(375)	(1,250)
Fair value of contingent consideration	200	14,700	8,000	2,800	25,700
Goodwill impairment	73,755	—	—	—	73,755
Professional service fees	—	382	—	—	382
Business acquisition costs	15	—	—	—	15
Executive transition costs	2,857	306	376	1,143	4,682
Restructuring and other costs	—	613	—	—	613
Unusual items costs	408	—	—	—	408
Adjusted EBITDA	$53,081	$21,762	$35,889	$32,255	$142,987

Total debt					$268,723
Cash and cash equivalents					13,447
Net debt					$255,276

Net debt leverage ratio(b)					1.8

(a) TTM is defined as trailing twelve months.
(b) Net debt leverage ratio is defined as net debt divided by adjusted EBITDA.

See "Reconciliation of selected GAAP measure to adjusted non-GAAP measures" and "Description of Non-GAAP items" for further details on selected non-GAAP items.

MGP INGREDIENTS, INC.
OPERATING SEGMENT RESULTS (UNAUDITED)
(Dollars in thousands)

	BRANDED SPIRITS
	Quarter Ended September 30,		Quarter versus Quarter Change Increase/(Decrease)
	2025	2024	$ Change	% Change
Premium plus	$32,119	$31,086	$1,033	3%
Mid	14,835	14,788	47	—
Value	8,170	10,034	(1,864)	(19)
Other	5,624	6,716	(1,092)	(16)
Total Branded Spirits Sales	$60,748	$62,624	$(1,876)	(3)%

Gross profit	$32,220	$32,446	$(226)	(1)%
Gross margin %	53.0%	51.8%		1.2	pp(a)

Operating income	$14,751	$7,391	$7,360	100%
Depreciation and amortization	$2,157	$2,192	$(35)	(2)%

	DISTILLING SOLUTIONS
	Quarter Ended September 30,		Quarter versus Quarter Change Increase/(Decrease)
	2025	2024	$ Change	% Change
Brown goods	$28,512	$57,110	$(28,598)	(50)%
Warehouse services	8,052	8,264	(212)	(3)
White goods and other co-products	4,317	6,545	(2,228)	(34)
Total Distilling Solutions Sales	$40,881	$71,919	$(31,038)	(43)%

Gross profit	$14,200	$28,644	$(14,444)	(50)%
Gross margin %	34.7%	39.8%		(5.1)	pp(a)

Operating income	$13,304	$27,631	$(14,327)	(52)%
Depreciation and amortization	$2,041	$1,975	$66	3%

	INGREDIENT SOLUTIONS SALES
	Quarter Ended September 30,		Quarter versus Quarter Change Increase / (Decrease)
	2025	2024	$ Change	% Change
Specialty wheat starches	$16,965	$16,172	$793	5%
Specialty wheat proteins	8,905	7,752	1,153	15
Commodity wheat starches	2,317	2,611	(294)	(11)
Commodity wheat proteins	993	383	610	159
Biofuel and other	103	—	103	n/a
Total Ingredient Solutions	$29,283	$26,918	$2,365	9%

Gross profit	$3,013	$4,725	$(1,712)	(36)%
Gross margin %	10.3%	17.6%		(7.3)	pp(a)

Operating income	$1,809	$3,277	$(1,468)	(45)%
Depreciation and amortization	$1,635	$1,178	$457	39%
(a) Percentage points (“pp”).

MGP INGREDIENTS, INC.
OPERATING SEGMENT RESULTS (UNAUDITED)
(Dollars in thousands)

	BRANDED SPIRITS SALES
	Year to Date Ended September 30,		Year to Date versus Year to Date Sales Change Increase/(Decrease)
	2025	2024	$ Change	% Change
Premium plus	$85,536	$82,699	$2,837	3%
Mid	43,355	46,610	(3,255)	(7)
Value	24,447	31,698	(7,251)	(23)
Other	16,157	15,804	353	2
Total Branded Spirits	$169,495	$176,811	$(7,316)	(4)%

Gross profit	$86,402	$88,611	$(2,209)	(2)%
Gross margin %	51.0%	50.1%		0.9	pp(a)

Operating income	$14,342	$15,534	$(1,192)	(8)%
Depreciation and amortization	$6,442	$5,867	$575	10%

	DISTILLING SOLUTIONS SALES
	Year to Date Ended September 30,		Year to Date versus Year to Date Sales Change Increase/(Decrease)
	2025	2024	$ Change	% Change
Brown goods	$97,225	$198,884	$(101,659)	(51)%
Warehouse services	24,130	24,612	(482)	(2)
White goods and other co-products	16,469	26,663	(10,194)	(38)
Total Distilling Solutions	$137,824	$250,159	$(112,335)	(45)%

Gross profit	$51,692	$105,200	$(53,508)	(51)%
Gross margin %	37.5%	42.1%		(4.6)	pp(a)

Operating income	$48,927	$102,228	$(53,301)	(52)%
Depreciation and amortization	$6,121	$5,900	$221	4%

	INGREDIENT SOLUTIONS SALES
	Year to Date Ended September 30,		Year to Date versus Year to Date Sales Change Increase/(Decrease)
	2025	2024	$ Change	% Change
Specialty wheat starches	$51,292	$57,646	$(6,354)	(11)%
Specialty wheat proteins	28,865	28,947	(82)	—
Commodity wheat starches	8,097	8,846	(749)	(8)
Commodity wheat proteins	2,383	420	1,963	467
Biofuel and other	103	—	103	n/a
Total Ingredient Solutions	$90,740	$95,859	$(5,119)	(5)%

Gross profit	$13,056	$18,031	$(4,975)	(28)%
Gross margin %	14.4%	18.8%		(4.4)	pp(a)

Operating income	$9,107	$13,781	$(4,674)	(34)%
Depreciation and amortization	$4,213	$3,517	$696	20%
(a) Percentage points (“pp”).

MGP INGREDIENTS, INC.
DILUTIVE SHARES OUTSTANDING CALCULATION (UNAUDITED)

	Quarter Ended September 30,		Year to Date Ended September 30,
	2025	2024	2025	2024
Principal amount of the bonds	$201,250,000	$201,250,000	$201,250,000	$201,250,000
Par value	$1,000	$1,000	$1,000	$1,000
Number of bonds outstanding (a)	201,250	201,250	201,250	201,250

Initial conversion rate	10.3911	10.3911	10.3911	10.3911
Conversion price	$96.23620	$96.23620	$96.23620	$96.23620

Average share price (b)	$28.99063	$82.66859	$30.67755	$82.41075
Impact of conversion (c)	$—	$—	$—	$—

Cash paid for principal	(201,250,000)	(201,250,000)	(201,250,000)	(201,250,000)
Conversion premium	$—	$—	$—	$—

Average share price	$28.99063	$82.66859	$30.67755	$82.41075
Conversion premium in shares (d) (e)	—	—	—	—

(a)Number of bonds outstanding is calculated by taking the principal amount of the bonds divided by the par value.

(b)Average share price is calculated by taking the average of the daily closing share price for the period. If the average share price is less than the conversion price of $96.23620 per share, the impact to EPS is anti-dilutive and therefore the shares were excluded from the diluted EPS calculation.

(c)Impact of conversion is calculated by taking the number of bonds outstanding multiplied by the initial conversion rate multiplied by the average share price. If the average share price is less than the conversion price then the impact of conversion is zero.

(d)The impacts of the Convertible Senior Notes are included in the diluted weighted average common shares outstanding if the impact is dilutive. The Convertible Senior Notes would only have a dilutive impact if the average market price per share during the quarter exceed the conversion price of $96.23620 per share.

(e)Conversion premium in shares is calculated by taking the conversion premium divided by the average share price. If the average share price is less than the conversion price, then the conversion premium in shares is zero.